NAME OF REGISTRANT:
TEMPLETON DRAGON FUND, INC.
FILE NO. 811-08394

EXHIBIT ITEM NO. 77(C) MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS


The Annual Meeting of Shareholders of the Templeton Dragon Fund, Inc. (the "Fund") was held at the Fund's offices, 500 E. Broward Blvd., Fort Lauderdale, Florida, on May 18, 2007. The purpose of the meeting was to elect four (4) Directors of the Fund. At the meeting, the following persons were elected by the shareholders to serve as Directors of the Fund: Edith E. Holiday, Charles B. Johnson, Gregory E. Johnson and Larry D. Thompson.* No other business was transacted at the meetings.

The results of the voting at the Annual Meeting is as follows:

Proposal:  The election of four (4) Directors:

                                                % OF          % OF                          % OF        % OF
                                            OUTSTANDING      VOTED                      OUTSTANDING    VOTED
  TERM EXPIRING 2009:             FOR         SHARES        SHARES        WITHHELD        SHARES      SHARES
--------------------------------------------------------------------------------------------------------------
  Edith E. Holiday............. 32,601,934     86.08%        98.27%        573,158          1.51%      1.73%
  Larry D. Thompson............ 32,615,333     86.12%        98.31%        559,759          1.48%      1.69%
  Charles B. Johnson........... 32,607,831     86.10%        98.29%        567,261          1.50%      1.71%
  Gregory E. Johnson........... 32,615,151     86.12%        98.31%        559,941          1.48%      1.69%

* HARRIS J. ASHTON, FRANK J. CROTHERS, DAVID W. NIEMIEC, FRANK A. OLSON, CONSTANTINE D. TSERETOPOULOS AND ROBERT E. WADE ARE DIRECTORS OF THE FUND WHO ARE CURRENTLY SERVING AND WHOSE TERMS OF OFFICE CONTINUED AFTER THE ANNUAL MEETING OF SHAREHOLDERS.